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PROSPECTUS SUPPLEMENT                         Filed pursuant to Rule 424(b)(3)
To Prospectus Dated November 19, 1996,             Registration No. 333-10511
as supplemented


                                  $100,000,000
                           HOME SHOPPING NETWORK, INC.

          5-7/8% Convertible Subordinated Debentures due March 1, 2006
                                       and
                Shares of Common Stock, Par Value $.01 Per Share,
                        Issuable Upon Conversion Thereof

         This Prospectus Supplement (the "Supplement") relates to the resale by Gabelli Asset Management Company ("GAM"), KA Trading ("KA Trading"), KA Management ("KA Management"), SoundShore Partners L. P. ("SoundShore"), Allen & Company, Inc. ("Allen") and Forum Capital Markets ("Forum") of up to $284,000, $1,110,000, $1,890,000, $800,000, $2,000,000 and $14,000 aggregate principal amount, respectively, of 5-7/8% Convertible Subordinated Debentures due March 1, 2006 (the "Debentures") of Home Shopping Network, Inc., a Delaware corporation (the "Company"), originally issued in a private placement consummated during March 1996, pursuant to the Company's Registration Statement on Form S-3 (No. 333-10511) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated November 19, 1996, as supplemented (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         Based on information provided to the Company, the aggregate principal amount of the Debentures that are currently beneficially owned by GAM, KA Trading, KA Management, SoundShore, Allen and Forum are $284,000, $1,110,000, $1,890,000, $800,000, $2,000,000 and $14,000, respectively, which may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including GAM, KA Trading, KA Management, SoundShore, Allen and Forum) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Debentures is $100,000,000.

         The closing price of the Common Stock of USA Networks, Inc., formerly HSN, Inc., into which the Debentures are now convertible, as reported on The Nasdaq National Market on February 20, 1998, was $49.375 per share. On January 23, 1998, the Company announced that all of the Debentures would be redeemed as of March 1, 1998.

         The Debentures will be subordinated to all existing and future Senior Debt of the Company. At December 31, 1997, Senior Debt of the Company was approximately $434,521,400. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

         The Debentures are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

                  The date of this Prospectus Supplement is February 24, 1998.